Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
As independent petroleum engineers, we hereby consent to (a) the use of our report letter relating to the proved reserves of oil and gas of Forestar Group Inc. as of December 31, 2010, (b) the references to us as experts in Forestar Group Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010, and (c) the incorporation by reference of our name and our report letter into Forestar Group Inc.’s Registration Statements on Form S-8 (file nos. 333-148375 and 333-159214).
We further wish to advise that we are not employed on a contingent basis and that at the time of the preparation of our report, as well as at present, neither Netherland, Sewell & Associates, Inc. nor any of its employees had, or now has, a substantial interest in Forestar Group Inc. or any of its subsidiaries, as a holder of its securities, promoter, underwriter, voting trustee, director, officer, or employee.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ C.H. (Scott) Rees. III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
March 1, 2011

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